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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT


              EMPLOYMENT AGREEMENT dated as of January 1, 2000, by and among TA Operating Corporation, a Delaware corporation (the "Company"), TravelCenters of America, Inc., a Delaware corporation ("Holdings") and Edwin P. Kuhn (the "Employee").

              In consideration of the parties' desire to assure the Company and Holdings of the services of the Employee, and the mutual covenants herein contained, the parties agree as follows:

              1.     Employment.

                     1.1 Employment, Acceptance and Term. Subject to Section 5 hereof, the Company and Holdings hereby agree to employ the Employee, and the Employee agrees to serve the Company and Holdings, during the term of this Agreement (the "Term") which shall commence January 1, 2000 (the "Effective Date") and end on December 31, 2001 (the "Initial Term"), and shall be renewed automatically for successive one calendar year periods thereafter through December 31 of the calendar year in which the Employee reaches age sixty-five
(65), unless the Company gives the Employee or the Employee gives the Company written notice of its or his intent not to renew this Agreement, which notice must be given not later than December 31, 2000 if this Agreement is to expire at the end of the Initial Term or December 31 of the year last preceding the final calendar year of the Term if this Agreement is to expire after the Initial Term; provided, however, that no such notice given by either the Company or the Employee after a "Change of Control" as defined in Section 1.2 hereof shall have the effect of terminating this Agreement prior to the December 31 coinciding with or next following the second anniversary of the date on which such Change of Control occurs. The Employee acknowledges that neither the Company nor Holdings shall have any obligation to extend the Term beyond the


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Initial Term or to renew the Agreement after any extension, or to enter into a new employment agreement upon the expiration of the Term. Unless otherwise agreed between the parties in writing, any continuation of the Employee's employment beyond the expiration of the Term shall constitute an employment at will and shall not extend the terms of this Agreement.

                     1.2 Change of Control. Any of the following events shall constitute a "Change of Control":

                            (i)    any "person," as such term is used in
       Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the voting power of the then-outstanding voting securities of Holdings; provided, however, that the foregoing does not apply to any such acquisition that is made by (i) the Company or any Affiliate or (ii) any employee benefit plan maintained either by the Company or any Affiliate; or

                            (ii) Holdings merges into itself, or is merged or consolidated with, another corporation and as a result of such merger or consolidation less than fifty-one (51%) of the voting power of the then-outstanding voting securities of the surviving or resulting corporation immediately after such transaction are owned in the aggregate by the former shareholders of Holdings immediately prior to such transaction;

                            (iii) all or substantially all the assets accounted for on the consolidated balance sheet of the Company and the Affiliates, in the aggregate, are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than fifty-one percent (51%) of the voting power of the then-outstanding voting securities of such corporation or person immediately after such sale or transfer is


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       held in the aggregate by the former shareholders of Holdings immediately prior to such transaction or series of transactions;

                            (iv) fifty-one percent (51%) or more of the assets accounted for in the consolidated balance sheet of Company and its Affiliates, in the aggregate, are sold or transferred to one or more corporations or persons, whether such sale or transfer is accomplished by the sale or transfer of assets directly, the sale or transfer of stock of the Company or one or more Affiliates or otherwise with, in any case, an aggregate value of fifty-one percent (51%) or more of the aggregate value of the Company and its Affiliates, or any combination of methods by which fifty-one percent (51%) or more of the aggregate value of the Company and its Affiliates are sold or transferred, if, immediately after such sale or transfer, the purchaser or transferee is less than fifty-one percent (51%) owned, in the aggregate, by the persons who are the shareholders of Holdings immediately prior to such sale or transfer; or

                            (v) during any period of two (2) consecutive years, including, without limitation, the year 1999, individuals who at the beginning of any such period constitute the Board of Directors of Holdings cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each Director first elected during such period was approved by a vote of at least a majority of the members of the Board of Directors of Holdings who were members of the Board of Directors of Holdings on the date of the beginning of any such period.

                     Without otherwise limiting the generality of the foregoing, an initial public offering of the Common Stock of Holdings shall not be deemed a "Change of Control" for purposes of this Agreement.


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              2.     Duties and Authority.

                     2.1 Office. Subject to Section 5 hereof, during the Term the Employee will serve as the President and Chief Executive Officer of the Company and Holdings, in accordance with the Certificates of Incorporation and By-Laws of the Company and Holdings, respectively, and subject to the direction of, and in accordance with the authority delegated to the Employee by, the Boards of Directors of the Company and Holdings.

                     2.2 Duties. Subject to Section 5 hereof, during the Term the Employee shall devote all of his full working time and energies to the business and affairs of the Company and, in connection therewith, shall perform such duties, functions and responsibilities as are commensurate with and appropriate to the position of an officer of the Company. Throughout the Term, the Employee will use his best efforts, skills and abilities to promote the interests of the Company and its Affiliates. For purposes of this Agreement, the term "Affiliates" shall mean, collectively, Holdings, National Auto/Truckstops, Inc., a Delaware corporation ("National"), TA Franchise Systems, Inc., a Delaware corporation ("TAFSI"), TA Licensing, Inc., a Delaware corporation ("Licensing"), and all subsidiaries and affiliates of the Company, Holdings, National, TAFSI, and Licensing.

              3.     Compensation.

                     3.1 Base Salary. As compensation for services to be rendered during the Term pursuant to this Agreement, the Company shall pay the Employee a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000) per annum (the "Base Salary"), which amount shall be reviewed not less frequently than annually and which may be increased but not decreased by action of the Board of Directors of the Company or the Compensation Committee (as defined in Section 3.2 hereof) in a manner consistent with the treatment of other employees


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of the Company as approved by the Compensation Committee and payable currently in equal biweekly installments or otherwise in accordance with the payroll policies of the Company as from time to time in effect.

                     3.2 Annual Bonus. For each fiscal year of the Company during the Term (a "Fiscal Year"), commencing with the Fiscal Year ending December 31, 2000, the Company shall pay to the Employee an annual bonus (the "Annual Bonus"). The amount of each Annual Bonus shall be determined by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), based fifty percent (50%) upon corporate performance (EBITDA goals) and fifty percent (50%) upon the Employee's individual performance (MBO targets), and shall range from zero (0) to seventy-five percent (75%) of the Base Salary in effect as of the first day of the Fiscal Year (seventy-five percent (75%) of such Base Salary being the "Target Bonus"). The MBO targets for the following Fiscal Year shall be presented to and approved by the Board of Directors or Compensation Committee of the Company in December of each year in a manner consistent with past practice. The Annual Bonus shall be paid within thirty (30) days after the completion of the audit by the Company's independent auditors of the financial statements of the Company and its Affiliates for the Fiscal Year to which the Annual Bonus applies.

              4.     Additional Benefits.

                     4.1 Benefit Plans. The Employee shall be entitled during the Term, if and to the extent eligible, to participate in all employee benefit plans of the Company or Holdings which the Company or Holdings provides to its executive employees or officers generally, including, without limitation, a health and medical insurance plan, basic life insurance, supplemental life insurance, basic disability benefit plan, supplemental disability benefit plan,


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relocation, retirement or pension plan or similar benefit plans, whether now in existence or hereafter adopted; provided, however, that neither the Company nor Holdings shall be obligated to adopt, maintain or contribute to any such benefit plans which, in their discretion, the Company and Holdings believe would be imprudently expensive or otherwise inappropriate. Any new benefit plan which the Company or Holdings provides to its executive employees, and any change to a benefit plan which the Company or Holdings provides to its executive employees, shall be applied consistently to all such executive employees.

                     4.2 Director's and Officer's Insurance. Holdings has purchased and Holdings or the Company will use reasonable efforts to maintain during the Term, at Holdings' or the Company's expense, Director's and Officer's liability insurance in a reasonable amount covering all insurable acts of the Employee pursuant to this Agreement provided that the Employee's coverage will not be less extensive than that provided by Holdings or the Company to any other director or officer of Holdings, the Company or any Affiliate.

                     4.3 Fringe Benefits. The Employee shall be entitled during the Term to the following additional benefits: (i) a company-owned automobile of a make and model approved by the Compensation Committee as appropriate for an officer of the position of the Employee; (ii) company-owned club membership (or to the extent the club does not permit company membership, reimbursement for individual membership) for fees, dues and fixed expenses only, paid by the Company and/or the Employee, which shall not exceed Ten Thousand Dollars ($10,000.00) per year; (iii) paid vacation days in accordance with standard Company policy for similarly situated officers; and (iv) participation in a nonqualified unfunded elective salary deferral plan adopted or to be adopted by the Compensation Committee having such terms as the Compensation Committee determines in its sole discretion are appropriate for the purpose


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of providing certain benefits in excess of the benefits otherwise available under the Company's employee benefit plan established pursuant to Code sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), which nonqualified plan provides or is expected to provide tax-deferred savings opportunities through elective salary deferrals in excess of certain of the limits set forth in Subchapter D of Chapter I of Subtitle A of the Code.

              5. Termination of Employment. The Employee's employment with the Company shall terminate upon the death of the Employee, and the Company shall have the right, at any time during the Term, by delivery of written notice to the Employee, to terminate the Employee's employment as a result of the Employee's Permanent Disability (as such term is defined in Section 5.1 hereof), for Cause (as such term is defined in Section 5.3 hereof) or for any other reason, and the Employee shall have the right to resign, the consequences of any such termination or resignation being as specified in this Section 5:

                     5.1 Death; Disability. If the Employee's employment with the Company is terminated by reason of the Employee's death or Permanent Disability during the Term, the obligations of the Company and Holdings under this Agreement shall be satisfied by providing the benefits set forth in the Company's life insurance or disability benefit plan or plans, as the case may be. The Employee shall not be entitled to any other payments or compensation under this Agreement except for (i) Base Salary accrued and unpaid to the date of death or Permanent Disability, (ii) any vested benefits as of the date of death or termination for Permanent Disability under any awards to the Employee pursuant to the National Auto/Truckstops Holdings Corporation 1993 Stock Incentive Plan, the TravelCenters of America, Inc. 1997 Stock Incentive Plan, and any other such plan or individual agreement adopted after the date of this Agreement (collectively, the "Stock Incentive Plans"), or any


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amount payable under any other benefit plan of the Company or any Affiliate, in accordance with the terms of any such plan, (iii) an amount equal to the product of (x) the Annual Bonus, if any, determined by the Compensation Committee for the year in which the termination occurs, multiplied by (y) the fraction, the numerator of which equals the number of days the Employee was employed by the Company during the Fiscal Year in which such termination occurs and the denominator of which is three hundred sixty-five (365), and (iv) if the Employee and/or his spouse and dependents properly elect continued medical coverage ("COBRA") in accordance with Code section 4980B, the Company will pay the entire cost of the premiums for such continued medical coverage for the maximum required period of coverage under Code section 4980B(f). "Permanent Disability," as used in this Section 5.1, shall mean the physical or mental inability of the Employee to perform, consistent with past practice, the essential functions of such Employee's duties as specified in Section 2.1 hereof, with reasonable accommodation to the extent required by the applicable requirements of the Americans with Disabilities Act, for at least twelve (12) consecutive months. Determination of Permanent Disability shall be made initially by the Board of Directors of the Company. If there is a disagreement between the Employee and the Company as to the existence of such a Permanent Disability, such disagreement shall be resolved by the determination of two physicians, one selected by the Employee and one selected by the Company. If such physicians shall disagree, the decision shall be made by a third physician selected by the first two physicians. The fees and expenses of all of the physicians shall be paid by the Company.

                     5.2 Resignation. If the Employee's employment with the Company is terminated during the Term by reason of the Employee's resignation (other than for "Good Reason" as defined in Section 5.5 hereof), all obligations of the Company and Holdings,


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including, without limitation, the obligation to pay salary or other amounts payable under this Agreement to or for the benefit of the Employee, shall terminate upon the effective date of such resignation, and the Employee shall not be entitled to any compensation under this Agreement except for Base Salary accrued and unpaid through, and any vested benefits under any awards to the Employee pursuant to the Stock Incentive Plans, or any amount payable under any other benefit plan of the Company or any Affiliate in accordance with the terms of such plan, as of the effective date of such resignation. The Employee agrees to give the Company one hundred twenty (120) days notice of his resignation (other than for Good Reason).

                     5.3 Company's Right to Terminate for Cause. If the Employee shall be discharged for "Cause" (as defined below) during the Term, all obligations of the Company and Holdings, including, without limitation, the obligation to pay salary or other amounts payable under this Agreement to or for the benefit of the Employee, shall terminate upon the effective date of such discharge, and the Employee shall not be entitled to any compensation under this Agreement except for Base Salary accrued and unpaid through, and vested benefits under any awards to the Employee pursuant to the Stock Incentive Plans, or any amount payable under any other benefit plan of the Company or any Affiliate in accordance with the terms of such plan, as of the effective date of such discharge. As used in this Agreement, "Cause" shall mean a discharge in one or more of the following events:

                            (i) the Employee's misappropriation of money or other assets or property, breach of fiduciary duty, tortious conduct or other act of dishonesty with respect to the Company or any Affiliate; the Employee's conviction of, or plea of guilty or nolo contendere to, any act of fraud, embezzlement, tortious conduct or any crime for


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       an offense that constitutes a felony, or the Employee's indictment for any crime involving dishonesty or moral turpitude;

                            (ii) the Employee's continuing, repeated willful failure or refusal to follow written directions of the Board of Directors of the Company or Holdings which failure or refusal continues following the Employee's receipt of written notice from such Board of Directors advising him of the acts or omissions that constitute the failure to perform his duties as an officer of the Company or Holdings, if such failure continues after the Employee shall have had a reasonable opportunity to correct the act or omissions so complained of;

                            (iii) the Employee's violation of the Company's drug abuse or alcohol abuse policy; or

                            (iv) the Employee's breach of any covenant set forth in Section 6 hereof.

                     5.4 Termination for Any Other Reason or Resignation for a Good Reason. If (a) the Employee is discharged by the Company during the Term for any reason (other than for "Cause" (as defined in Section 5.3 hereof) or by reason of the Employee's death or "Permanent Disability" (as defined in Section
5.1 hereof)) or (b) the Employee's employment with the Company is terminated by reason of the Employee's resignation for a "Good Reason" (as defined in Section
5.5 hereof) occurring during the Term, then all obligations of the Company and Holdings hereunder shall cease except that the Employee shall be entitled to the following from the Company:

                            (i) any Base Salary accrued and unpaid to the date of such discharge or resignation, which shall be payable within thirty (30) days of such discharge


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       or resignation, plus an amount equal to the product of (A) multiplied by
       (B), where (A) equals his Annual Bonus, if any, determined by the Compensation Committee for the year in which his discharge or resignation occurred and where (B) equals a fraction, the numerator of which equals the number of days in the calendar year during which the Employee was employed by the Company, and the denominator of which equals three hundred sixty-five (365), which amount shall be payable on the same date that active officers are paid similar Annual Bonuses;

                            (ii) during the twenty-four (24) month period following the date of his discharge or termination, a monthly amount equal to the greater of (i) his monthly rate of Base Salary in effect as of the date immediately preceding any Change of Control or (ii) his monthly rate of Base Salary in effect as of the date of his discharge or termination, which shall be payable in such manner and at such times as active employees of the Company are paid base salaries;

                            (iii) an amount equal to two hundred percent (200%) of the greater of the Employee's Target Bonus as set forth in Section 3.2 hereof for the Fiscal Year ended December 31, 2000 or the Employee's Target Bonus as set forth in Section 3.2 hereof for the Fiscal Year in which his Termination of Employment occurs, which amount shall be payable in two separate payments each equal to one-half of such amount (i.e., each payment equal to one hundred percent (100%) of the Target Bonus amount). The first such payment shall be payable at such time and in such manner as active officers of the Company customarily are paid similar bonuses for the Fiscal Year next following the Fiscal Year in which his discharge or resignation occurs (or in accordance with past practice if such bonuses are not being paid to such active officers), and the


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       second such payment shall be payable at such time and in such manner as active officers of the Company customarily are paid similar bonuses for the second Fiscal Year following the Fiscal Year in which his discharge or resignation occurs (or in accordance with past practice if such bonuses are not being paid to such active officers), provided that the second payment shall be made not later than the date of the last scheduled payment payable pursuant to Section 5.4(ii) hereof;

                            (iv) any vested benefits as of the date of such resignation or discharge under any awards to the Employee pursuant to the Stock Incentive Plans, or any amount payable under any other benefit plan of the Company or any Affiliate in accordance with the terms of such plan; and

                            (v) if the Employee (and/or his spouse and/or dependents) properly elect continued COBRA medical coverage, the Company and the Employee (and/or his spouse and/or dependents) each shall pay their same portions of the premiums for such medical coverage as if the Employee had remained in the employ of the Company until the Participant shall elect to discontinue such coverage, provided that the obligation of the Company under this Section 5.4(v) shall cease upon the expiration of the later of (A) the maximum required period of coverage under Code
       Section 4980B(f), or (B) twenty-four (24) months after the date of such discharge or resignation;

provided, however, that, in each case in clauses (i) through (v) above in this
Section 5.4, if at any time during which the Company is obligated to make payments thereunder the Employee engages in any activity violative of Section 6 hereof, then, as of the date the Employee commences engaging in such activity, all of the Company's obligations to pay compensation or other amounts under this Agreement to or for the benefit of the Employee shall terminate except


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for (i) Base Salary then accrued and unpaid, (ii) any vested benefits under any awards to the Employee pursuant to the Stock Incentive Plans, and (iii) any amount payable under any other benefit plan of the Company or any Affiliate in accordance with the terms of such plan.

                     5.5 Resignation for Good Reason. As used in this Agreement, "Good Reason" shall mean a resignation by the Employee as a result of one or more of the following events occurring during the Term:

                            (i) a material reduction in the Employee's compensation (including the additional benefits described in Section 4 hereof) in the aggregate or his duties or title with respect to the Company or any of its Affiliates (other than nonsubstantive, titular or nominal changes);

                            (ii) the Company requires the Employee to change his principal location of work to any location which is outside of the Cleveland, Ohio, metropolitan area, without his prior written consent; or

                            (iii) a material breach of this Agreement by the Company or any of its Affiliates unless such breach is substantially cured within a reasonable period of time (hereby defined as thirty (30) days) after written notice advising the Company of the acts or omissions constituting such breach is actually received by the Company in accordance with Section 11.5 hereof.

              If the Employee claims the existence of a Good Reason, he must notify the Company in writing of the event constituting Good Reason not later than sixty (60) days following the later to occur of the occurrence of the event (e.g., the actual reduction in compensation, the scheduled date of relocation or the date of the breach) constituting Good Reason or his actual knowledge thereof. If the event which the Employee claims to be a Good


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Reason is not cured within thirty (30) days following the date of such notice, the Employee must resign within ten (10) days following the thirty (30) day cure period in order to invoke his right to resign for Good Reason. If no such timely resignation occurs or no such timely written notices are given, the Employee's right to resign for Good Reason with respect to such event shall be permanently waived.

                     5.6 Employee Benefit Plans. In addition to such payments and benefits as may be provided to the Employee upon his termination of employment during the Term as set forth herein, the Employee (or his estate, legal representative or employee benefit plan beneficiary, as the case may be) shall be entitled to receive such other benefits as are expressly so provided under the terms of any employee benefit plan or other contractual arrangement maintained by the Company or any Affiliate; provided, however, that the Compensation Committee may reduce benefits under any such other plan or arrangement, if permissible thereunder, or may reduce benefits hereunder, to the extent it both (i) determines in good faith that such benefits are clearly duplicative or unintended (e.g., duplicative severance benefits or more than one company car), and (ii) permits full payment of the better (in the case of two duplicative benefits) or the best (in the case of more than two duplicative benefits) of the benefits. This Section 5.6 shall not be deemed to permit any reduction in any amount otherwise payable to the Employee under any nonqualified deferred compensation plan of the Company or any Affiliate.

              6.     Covenants of the Employee.

                     6.1 Covenants Against Competition. The Employee acknowledges that (a) the Company and its Affiliates are engaged in the business of operating a truckstop network, with facilities that provide motor fuel pumping along with one or more of the following


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services: truck care and repair services, a fast food restaurant, a full-service restaurant, a convenience store, showers, laundry facilities, telephones, recreation rooms, truck weighing scales and other compatible business services approved by the Company (the "Business"); (b) the Employee is one of the limited number of persons who developed the Business; (c) such Business is conducted nationally; (d) the Employee's work for the Business has given him, and will continue to give him, trade secrets of, and confidential information concerning, the Business; (e) the Employee acknowledges that the Employee's knowledge of such trade secrets and of, and confidential information concerning, the Business would be of significant assistance and value to any "TA Truck-Stop Competitor," which for purposes of this Section 6 shall mean Petro, Flying J, AMBEST, PTP, Sapp Bros., Giant, All American, Rip Griffin, Bosselman's, Dixie Trucker's Home, Texaco/Equilon, Pilot, Love's, Speedway (Emro), Little America, Total, Mapco, Coastal, Fuel Mart and any other chain or network of national or regional "truck stops" as such term is generally understood in the trucking industry, including any affiliates or successors to any of the foregoing; and (f) the agreements and covenants contained in this Section 6.1 are essential to protect the Business and the goodwill associated with it. Accordingly, the Employee covenants and agrees as follows:

                     6.1.1 Non-Compete. From the date hereof through the later of (A) the last day of the Term and (B) the last date through which the Employee is entitled to receive any payment pursuant to Section 5.4(ii) hereof, the Employee shall not, in the United States of America, directly or indirectly, (x) enter the employ of or render any services to any TA Truck-Stop Competitor, or
(y) have an interest in any TA Truck-Stop Competitor, whether such interest is direct or indirect, and including any interest as a partner, shareholder, trustee, consultant, officer or similarly situated person; provided, however, that in any case, the Employee may own,


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solely as an investment, securities of any TA Truck-Stop Competitor that are publicly traded if the Employee (a) is not a controlling person and (b) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person. After the date which is the later of (A) and (B) in the preceding sentence, the Employee shall be free to engage in any lawful business activities, including activities for or related to a TA Truck-Stop Competitor. The covenant contained in this Section 6.1.1 shall survive the termination of this Agreement.

                     6.1.2 Confidential Information. The Employee agrees that neither during the Term nor at any time thereafter shall he (i) disclose to any person not employed by the Company or an Affiliate, or not engaged to render services to the Company or an Affiliate or (ii) use for the benefit of himself or others, any confidential information of the Company, any of the Company's Affiliates or of the Business obtained by him, including, without limitation, "know-how," trade secrets, details of customers', suppliers', manufacturers' or distributors' contracts with the Company or any of the Company's Affiliates, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, product development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company, the Company's Affiliates or of the Business or the business of any of the Company's Affiliates; provided, however, that this provision shall not preclude the Employee from (a) making any disclosure required by law or court order or (b) using or disclosing information
(i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 6.1.2 by the Employee), (ii) acquired by the Employee outside of his affiliation with the Company or any of the Company's Affiliates, or (iii) of a general nature (that is, not related specifically to the Business) that ordinarily would be


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learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same Business as the Company or any of the Company's Affiliates. The Employee agrees that all confidential information of the Company or any of the Company's Affiliates shall remain the Company's or the Company's Affiliates', as the case may be, property and shall be delivered to the Company or to the Company's Affiliates, as the case may be, promptly upon the termination of the Employee's employment with the Company or at any other time on request. The covenant contained in this Section 6.1.2 shall survive the termination of this Agreement.

                     6.1.3 Nonsolicitation by Restricted Persons. From the date hereof through the later of (A) the last day of the Term and (B) the last date through which the Employee is entitled to receive any payment pursuant to
Section 5.4(ii) hereof, the Employee shall not, directly or indirectly, (a) solicit any employee to leave the employment of the Company or the employment of any of the Company's Affiliates or (b) hire any employee who has left the employ of the Company or the employ of any of the Company's Affiliates within six (6) months after termination of such employee's employment with the Company or such employee's employment with any of the Company's Affiliates, as the case may be (unless such employee was discharged by the Company without Cause and excepting clerical and similar employees). The covenant contained in this Section 6.1.3 shall survive the termination of this Agreement.

              7. Rights and Remedies Upon Breach of Covenants. If the Employee breaches, or threatens to commit a breach of, any of the provisions of
Section 6 hereof (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of


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which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

                     7.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

                     7.2 Severability of Covenants. The Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

                     7.3 Blue Penciling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

                     7.4 Enforceability in Jurisdictions. The parties intend to and hereby do limit jurisdiction to enforce the Restrictive Covenants upon the courts of the jurisdiction of the Employee's last principal place of business under this Agreement and the sites of the alleged breach of the Restrictive Covenants.

                     7.5 Survival. The provisions of this Section 7 shall survive the termination of this Agreement.

              8. Representations of Employee. The Employee hereby represents and warrants to the Company (a) that there are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the execution or performance of this Agreement or his employment hereunder and (b) that the execution of this Agreement and the Employee's employment hereunder shall not constitute a breach of any contract, agreement or understanding to which he is a party or by which he is bound.

              9. Senior Management Incentive Program. The Employee shall be a participant in the Company's Senior Management Incentive Program. Under the Program, the Employee may become entitled to an Incentive Bonus as hereinafter described:

                     9.1 Full Incentive Bonus. Subject to Section 9.3 hereof, in the event of a Change of Control on or before December 31, 2000, the Employee shall receive as an Incentive Bonus a single sum cash payment at the closing of the Change of Control transaction in the amount hereinafter described:

                            (i) if the "Enterprise Value," as hereinafter defined, shall be less than or equal to Eight Hundred Million Dollars ($800,000,000.00), the Incentive Bonus shall be equal to the sum of one year's Base Salary plus one year's Target Bonus;

                            (ii) if the Enterprise Value shall be in excess of Eight Hundred Million Dollars ($800,000,000.00), but less than One Billion Dollars ($1,000,000,000.00), the Incentive Bonus shall increase linearly from the sum of one year's Base Salary plus one year's Target Bonus at the Eight Hundred Million Dollar ($800,000,000.00) level to four
       (4) times the sum of one year's Base Salary plus one year's Target Bonus at the One Billion Dollar ($1,000,000,000.00) level; and

                            (iii) if the Enterprise Value shall be in excess of One Billion Dollars ($1,000,000,000.00), the Incentive Bonus shall be equal to the sum of (A) plus (B) below, where:

                            (A) equals four (4) times the sum of one year's Base Salary plus one year's Target Bonus; and

                            (B) equals an amount equal to the portion of the Enterprise Value in excess of One Billion Dollars ($1,000,000,000.00) times a fraction, the numerator of which is the amount determined under Section 9.1(iii)(A) above and the denominator of which is One Billion Dollars ($1,000,000,000.00).

For purposes of calculating the amount of the Incentive Bonus, the Enterprise Value shall be deemed to be equal to the "Enterprise Value" of the Company and the Affiliates, in the aggregate, as the words "Enterprise Value" are used to determine the payments to be made to the Company's financial advisors.

                     9.2 Partial Incentive Bonus. In the event that, prior to a Change of Control, but on or before December 31, 2000, a person or group of persons who are not shareholders of Holdings on December 31, 1999 acquires ten percent (10%) or more of the equity of Holdings on a fully diluted basis (a "Ten Percent Or Greater Acquisition"), then for each such Ten Percent Or Greater Acquisition the Employee shall receive as an Incentive Bonus a single cash payment at the closing of the Ten Percent Or Greater Acquisition transaction in an amount equal to (i) multiplied by (ii) below, where:

                            (i) equals the amount of the Incentive Bonus which would have been payable to the Employee under Section 9.1 hereof if the Ten Percent Or

       Greater Acquisition had been a Change of Control based on the Enterprise Value implicit in the transaction; and

                            (ii) equals the percentage of equity ownership which is replaced by new outside equity ownership in the Ten Percent Or Greater Acquisition transaction. Such "new outside equity ownership" shall not be deemed to include any increase in equity ownership by any person who was an equity owner of Holdings on December 31, 1999.

                     9.3 Limitations and Qualifications. Notwithstanding any provision of this Section 9 to the contrary, the following limitations and qualifications shall apply to Incentive Bonuses and Partial Incentive Bonuses:

                            (i) Upon the occurrence of a Change of Control, the Employee shall have no right to an Incentive Bonus for any subsequent Change of Control transaction or to a Partial Incentive Bonus for any subsequent Ten Percent Or Greater Acquisition.

                            (ii) If, on or before December 31, 2000, there shall occur more than one Ten Percent Or Greater Acquisition prior to a Change of Control, the Employee shall be entitled to a Partial Incentive Bonus payment for each such Ten Percent Or Greater Acquisition; provided, however, that the aggregate amount of such Partial Incentive Bonus payments shall not exceed an amount equal to the Incentive Bonus that would have been payable if the Ten Percent Or Greater Acquisition having the highest Enterprise Value had been a Change of Control transaction.

                            (iii) If a Change of Control shall occur on or before December 31, 2000 but after one or more Ten Percent Or Greater Acquisitions, the Incentive Bonus payment payable to the Employee pursuant to Section 9.1 hereof in connection with such Change of Control shall be reduced, but not below zero, by any Partial Incentive Bonus payments payable to the Employee pursuant to this Section 9.

              10. Rollover of Investment. The Employee and the Company agree to the following concerning the rollover of investment in the event of a Change of Control:

                     10.1 Rollover at Buyer's Request. If the buyer in the Change of Control transaction (the "Buyer") shall request that the Employee roll over his issued and outstanding shares of Common Stock of the Company into an equity investment in the entity resulting from the Change of Control transaction (the "Successor") so that the Change of Control transaction will qualify for recapitalization accounting, the Employee agrees to such a rollover, but to no greater extent than his pro rata portion of the total amount of issued and outstanding shares (immediately prior to the closing of the Change of Control transaction and calculated giving effect to Preferred Stock as if it had been converted to Common Stock but excluding compensatory options and stock appreciation rights) of Common Stock which the Buyer requests to be rolled over, and agrees to take any and all such action as may be required to effect such a rollover.

                     If such a rollover is to be made, the Company agrees to make such rollover, to the extent reasonably possible, on a basis which is tax favored to the Employee. The issued and outstanding shares of Common Stock referred to in this Section 10.1 are only those actually owned by the Employee immediately prior to the closing of the Change of Control transaction. The words "issued and outstanding shares of Common Stock" shall not be deemed to include any outstanding compensatory options or stock appreciation rights, nor any shares of Common Stock received or receivable due to the exercise of any compensatory options or stock appreciation rights, of the Employee or any other officer or employee of the Company or any Affiliate.

              11.    Other Provisions.

                     11.1 Conflict. To the extent any provisions of this Agreement conflict with the terms of any existing plan, policy or arrangement affecting the compensation or benefits of the Employee, the provisions of this Agreement will control.

                     11.2 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation.

                     11.3 Code Section 280G. The Employee's right to receive any payment or benefit hereunder in connection with his termination of employment or otherwise which may be characterized as a "parachute payment" (within the meaning of Code section 280G), or deemed to constitute a payment made in connection with or contingent upon a change of control of the Company or Holdings for purposes of Code section 280G, is contingent upon and subject to the approval of holders of record of stock of the Company or Holdings, as applicable, representing more than seventy-five percent (75%) of the voting power of all outstanding stock of the Company or Holdings, as the case may be, immediately prior to such change of control (determined without regard to any stock actually or constructively owned by the Employee and by certain other persons as determined by the Company).

                     The Company and Holdings covenant that they will present this Agreement in a timely manner to the shareholders of the Company or Holdings or both, as appropriate, with a unanimous recommendation of the Boards of Directors of the Company and Holdings that it be approved by such shareholders.

                     11.4 Subsidiaries and Affiliates. Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Employee, the Company and Holdings may provide the compensation and benefits to which the Employee is entitled hereunder through one or more subsidiaries or affiliates, including, without limitation, Holdings.

                     11.5 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or overnight courier or sent by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile transmission or overnight courier, or if mailed, four days after the date of mailing, as follows:

                     (i)    if to the Company or Holdings, to it at:

                            TravelCenters of America, Inc.
                            24601 Center Ridge Road, Suite 200
                            Westlake, Ohio 44145-5634
                            Attention: General Counsel
                            Telecopy No: (440) 808-3301

                            and a copy to:

                            Calfee, Halter & Griswold LLP
                            1400 McDonald Investment Center
                            800 Superior Avenue
                            Cleveland, Ohio 44114-2688
                            Attention: Philip M. Dawson, Esq.
                            Telecopy No. (216) 241-0816

                            and, if prior to a Change of Control, a copy to:

                            The Clipper Group, L.P.
                            650 Madison Avenue, 9th Floor
                            New York, New York 10022
                            Attention: Rolf H. Towe
                            Telecopy No.: (212) 940-6055
                            or at such other address as such person may hereafter designate to the Employee by notice as provided herein; and

                     (ii) if to the Employee, to him at the address set forth below or at such other address as the Employee may hereafter designate to each of the persons listed in clause (i) above by notice as provided herein.

                            Edwin P. Kuhn
                            15750 North Ridge Drive
                            Novelty, Ohio  44072

              Either party may give any notice or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                     11.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the employment agreement by and between the Company and the Employee dated as of November 30, 1997. The Employee acknowledges that, as of the date this Agreement is executed, he has received all amounts accrued or due under any prior agreements, and that he is not entitled to receive additional amounts pursuant to any such agreements.

                     11.7 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or a privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

                     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely within such State.

                     11.9 Assignment; Binding Effect. This Agreement is being executed with the expectation that a Change of Control will occur on or before December 31, 2000 and with the further expectation that this Agreement will be assumed, expressly or by operation of law, by the Successor in the Change of Control transaction. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee. The Company and Holdings, jointly but not severally, may assign this Agreement and their rights, together with their obligations, hereunder to any entity that controls the Company or Holdings, is controlled by the Company or Holdings, or is under common control with the Company or Holdings, or in connection with any sale, transfer or other disposition of all or substantially all of the assets or business of the Company and Holdings, whether by merger, consolidation or otherwise. The Company and Holdings, or any direct or indirect Successor to the Company or Holdings, shall use its reasonable efforts to cause its successor in interest to assume explicitly the obligations of the Company and Holdings or such direct or indirect Successor to the Company or Holdings, as the case may be, hereunder.

                     11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                     11.11 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                     11.12 Arbitration. If requested by the Employee or the Company, any claim or controversy arising out of or relating to the interpretation, construction and performance of this Agreement, or any alleged breach hereof, shall be finally resolved by arbitration conducted in accordance with such rules as may be agreed upon by the parties within thirty (30) days following written notice by either party to the other identifying the issue in dispute and the position of the party giving notice, or failing to achieve such agreement, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any award rendered in connection with the foregoing arbitration shall be in writing and shall be final and binding upon the parties, and judgment upon any such award may be entered and enforced in any court of competent jurisdiction. The forum for such arbitration shall be in Cleveland, Ohio and the governing law shall be the laws of the State of Ohio without giving effect to conflict of laws provisions. Notwithstanding any provision in this Section 11.12 to the contrary, the Company shall have the right and power to seek and obtain equitable relief in accordance with Section 7.1 hereof.

              IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                                   TRAVELCENTERS OF AMERICA, INC.

                                   ("Holdings")

                                   By:    /s/ Rolf H. Towe
                                      --------------------------------
                                   Name:  Rolf H. Towe
                                        ------------------------------
                                   Title: Chairman, Compensation
                                          Committee of the Board
                                         -----------------------------


                                   TA OPERATING CORPORATION

                                   ("Company")

                                   By:    /s/ Rolf H. Towe
                                        ------------------------------
                                   Name:  Rolf H. Towe
                                        ------------------------------
                                   Title: Chairman, Compensation
                                          Committee of the Board
                                        ------------------------------

                                          /s/ Edwin P. Kuhn
                                        ------------------------------
                                                Edwin P. Kuhn

                                                 ("Employee")